The business integration described in this press release involves securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

December 7, 2016

Company: Showa Shell Sekiyu K.K.
(Code Number: 5002, TSE 1st Section)
Representative: Group CEO, Representative Director Tsuyoshi Kameoka
Contact: Corporate Communications, Tomoji Nakamura
Tel: +81-3-5531-5793

Company: Idemitsu Kosan Co., Ltd.
(Code Number: 5019, TSE 1st Section)
Representative: CEO, Representative Director Takashi Tsukioka
Contact: General Manager, Investor Relations Office, Treasury Department, Koji Tokumitsu
Tel: +81-3-3213-9307

Regarding Certain Media Reports Released Today

Today, certain media reported about a business integration of Showa Shell Sekiyu K.K. (Daiba 2-3-2, Minato-ku, Tokyo: Group CEO, Representative Director, Tsuyoshi Kameoka) (“Showa Shell”) and Idemitsu Kosan Co., Ltd. (3-1-1 Marunouchi, Chiyoda-ku, Tokyo: CEO, Representative Director, Takashi Tsukioka) (“Idemitsu”).  Neither Showa Shell nor Idemitsu have made an announcement in this regard.  As announced on October 13, 2016, Showa Shell and Idemitsu are discussing a business integration, this includes giving an explanation to the stakeholders of both companies.  However, no formal decision has been made at this stage.

END of Document